SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                      Date of Report         June 11, 1996


                                 GRIST MILL CO.
               (Exact name of registrant as specified in charter)


      Delaware                       0-13852                   41-0474681
  (State or other                  (Commission                (IRS Employer
  jurisdiction of                  File Number)             Identification No.)
  incorporation

 21340 Hayes Avenue,  Lakeville, Minnesota                        55044
 (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number including area code            (612) 469-4981

          (Former name or former address, if changed since last report)
                                 Not applicable



Item 5.  Other Events

The Board of Directors of Grist Mill Co. on May 22, 1996 declared a dividend distribution of one Common Share Purchase Right on each outstanding share of common stock of the Company. Each Right will entitle shareholders to buy one-half of a share of common stock of the Company at an initial exercise price of $30 per whole share. The Rights will become exercisable if a person or group acquires beneficial ownership of 15% or more of the common stock of the Company or announces a tender or exchange offer for 15% or more of the common stock.

The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying fair value to all shareholders.

If a person or group acquires beneficial ownership of 15% or more of the outstanding common stock of the Company, each Right will entitle its holder to purchase, at an adjusted exercise price, a number of shares of common stock of the Company having a market value at that time of twice the adjusted exercise price, or, if the number of shares of common stock then available for purchase from the Company is not sufficient to permit such exercise in full by the holders of all exercisable Rights, each Right will entitle its holder to purchase, at par value (presently $.10) per whole share, such holder's pro rata portion of such available shares of common stock. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price.

The dividend distribution was paid to shareholders of record on June 11, 1996. The Rights will expire on May 22, 2006. The Rights distribution is not a taxable event to shareholders. Additional details of the Rights distribution will be contained in a letter to be mailed to shareholders.


Item 7.   Exhibits

     Exhibit 4.     Shareholder Rights Agreement         Incorporated by
                    dated May 22, 1996 between the       reference to Exhibit 1
                    Company and Norwest Bank             to Grist Mill Co.'s
                    Minnesota N.A. as Rights Agent       Form 8-A dated June 6,
                                                         1996.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     GRIST MILL CO.



                                     By: /s/ Daniel J. Kinsella
                                         Daniel J. Kinsella
                                         Vice President and
                                         Chief Financial Officer


DATED:          June 12, 1996